Exhibit 99.1
Company Contacts:
IMPAX Laboratories, Inc.
Larry Hsu, Ph.D. President & CEO
(510) 476-2000, Ext. 1111
Arthur Koch, CFO
(215) 933-0351
Mark Donohue, Sr. Director Investor Relations
(215) 933-3526
www.impaxlabs.com
IMPAX LABORATORIES ADOPTS SHAREHOLDER RIGHTS PLAN
-Declares Dividend Distribution of Preferred Stock Purchase Rights-
HAYWARD, Calif., January 21, 2009 — IMPAX Laboratories, Inc. (OTC: IPXL) today announced that its Board of Directors has approved the adoption of a shareholder rights plan designed to ensure that all shareholders of the Company receive fair and equal treatment in the event of an unsolicited takeover proposal. The rights plan, which was not adopted in response to any known current accumulation of shares or effort to acquire control of the Company, is designed to enhance the Company’s ability to negotiate with any prospective acquirer and to deter unilateral actions by hostile acquirers that could deprive the Company’s Board of Directors and shareholders of their ability to determine the destiny of the Company and obtain the highest price for shareholders’ common stock. IMPAX’s shareholder rights plan is similar to plans adopted by many other publicly traded companies.
In connection with the rights plan, the Board of Directors declared a dividend distribution of one preferred share purchase right per outstanding share of common stock. Each right will entitle shareholders to purchase one one-thousandth of a share of a newly created Series A Junior Participating Preferred Stock at a price of $15. The dividend distribution is payable to shareholders of record as of the close of business on January 30, 2009. The dividend distribution will not be taxable to shareholders.
Larry Hsu, Ph.D., president and chief executive officer of IMPAX said, “In light of the extreme volatility in the stock markets, we believe that it is both necessary and appropriate to take measures to protect all of our shareholders from potential actions designed to deprive our shareholders of realizing the full and fair value of their investment. The rights plan is not aimed at preventing an acquisition of the Company and does not prevent the Board from considering any offer that it considers to be in the best interest of shareholders. The plan is intended to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.”
Under the rights plan, if a person becomes the beneficial owner of 20% or more of IMPAX’s outstanding common stock, other than pursuant to a “qualified offer” (as described below) or under certain other limited circumstances, each right will entitle its holder to purchase, at the then-current exercise price of the rights, a number of shares of the Company’s common stock having a market value of twice such exercise price. Rights held by the 20% holder will become void and will not be so exercisable. If the Company is acquired in a merger or other business combination after a person becomes the beneficial owner of 20% or more of the Company’s common stock, each right will entitle its holder to purchase at the then-current exercise price of the rights, a number of the acquiring company’s common shares having a market value of twice such exercise price.
In order to ensure that the rights plan does not discourage prospective acquirers from making offers to acquire the Company that may be in the best interests of stockholders, the rights plan contains “qualified offer” provisions. Thus, the rights will not become exercisable in connection with a “qualified offer,” which is defined as a tender or exchange offer for all outstanding shares of the Company’s common stock that is fully financed, remains open for a period of at least 120 business days, assures a prompt second-step acquisition of shares not purchased in the initial offer at the same price as the initial offer, and meets certain minimum tender and other requirements, including the determination by the Company’s Board of Directors that the offer is neither unfair nor inadequate and is otherwise in the best interests of the Company and its shareholders. Additionally, the Board of Directors has established a mechanism under which an independent committee of the Board will review the plan annually and, if it deems it appropriate, recommend that the Board modify or terminate the rights plan.
The rights will trade with IMPAX’s common stock unless and until they are separated upon the occurrence of certain future events. At any time prior to the earlier of the expiration of the rights plan and the 10th business day, or such later date as may be determined by the Board of Directors, after the time a person or group (other than certain exempted persons) acquires more than 20% of the Company’s common stock other than pursuant to a “qualified offer,” the Company may redeem the rights at a redemption price of $0.01 per right. While the rights plan is effective immediately, the Company intends to seek ratification of the rights plan by the Company’s shareholders within the next 12 months. The rights plan will expire on January 20, 2012, unless the rights are earlier redeemed or the rights plan is earlier terminated by the Company.
Additional information regarding the rights plan and the rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company intends to file with the Securities and Exchange Commission. These filings will be available on the SEC’s Web site at www.sec.gov. In addition, the Company will make available to its shareholders a “Summary of the Rights” that will describe the material terms of the rights plan.
About IMPAX Laboratories, Inc.
IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and markets its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
# # #